Exhibit 5.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Interests of Experts” in the Registration Statement on Form F-10 and related preliminary short form base shelf prospectus of The Toronto-Dominion Bank for the registration of its debt securities and to the incorporation by reference of our report dated December 4, 2013, except with respect to our opinion on the consolidated financial statements and related notes insofar as it relates to the effects of the adoption of new and amended standards under International Financial Reporting Standards as described in Note 4, the impact of the January 31, 2014 stock dividend declared by the Bank discussed in Note 21 and changes to the Bank’s segmented information discussed in Note 31, for which the date is May 21, 2014, to the shareholders of The Toronto-Dominion Bank on the Consolidated Balance Sheet of the Bank as at October 31, 2013 and 2012 and the Consolidated Statements of Income, Changes in Shareholders’ Equity, Comprehensive Income and Cash Flows for each of the years then ended, and our report dated December 4, 2013 on the effectiveness of internal control over financial reporting of The Toronto-Dominion Bank as of October 31, 2013, each as contained in its Form 6-K dated May 22, 2014 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Ernst & Young LLP

Chartered Accountants

Licensed Public Accountants

Toronto, Canada

June 6, 2014